UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2018

ORBCOMM Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33118	41-2118289
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

395 W. Passaic Street

Rochelle Park, New Jersey 07662

(Address of principal executive offices) (Zip code)

(201) 363-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 17, 2018, the Board of Directors of ORBCOMM Inc. (the “Company”) elected Denise Gibson to the Board of Directors as a Class III director, effective October 1, 2018, to serve until the Company’s 2021 Annual Meeting of Shareholders or until her successor is elected and qualified. Ms. Gibson was elected after the Company expanded the size of the Board of Directors from eight to nine members.

The Company’s Board of Directors also determined that Ms. Gibson is an independent director within the meaning of the Nasdaq rules and appointed her to its Audit Committee and Compensation Committee. Ms. Gibson, age 58, serves as the Co-Founder and Chairman of Ice Mobility, a national distributor of wireless products and provider of supply chain solutions, launched in 2014. She also presently serves on the Board of Directors of VOXX International Corporation, a worldwide leader in automotive and consumer electronics, which trades on Nasdaq and Orica Ltd., one of the world’s largest providers of commercial explosives and innovative blasting systems, which trades on the Australian Stock Exchange. From 2001 to 2011, Ms. Gibson was the Founder and the President and Chief Executive Officer of Brightstar US, a leading marketing, channel sales and integrated supply chain services company for the global wireless industry. Prior to Brightstar, she spent 17 years at Motorola, Inc., where she held several executive management positions, including Vice President and Director of North American Consumer Technical Solutions and Vice President and General Manager for U.S. Markets in the Personal Communications sector. Ms. Gibson has an MBA from the Kellogg School of Management at Northwestern University, as well as a BS in Business Administration from Drexel University.

As a non-employee director of the Company, Ms. Gibson will receive an annual cash retainer of $45,000 for service on the Board of Directors and additional annual cash retainers of $6,000 for service on the Audit Committee and $5,000 for service on the Compensation Committee. As part of director compensation, each non-employee director is also entitled to receive an annual equity grant equal to a value of $100,000 (based on the closing price of the Company’s common stock on the date of grant) in the form of time-based restricted stock units, which vest on January 1 of the following year. In connection with her appointment, Ms. Gibson’s annual cash retainers and equity award will be pro-rated for her time of service for the current year. In connection with her service as a director of the Company, Ms. Gibson has also entered into an Indemnification Agreement with the Company substantially identical to the Indemnification Agreement entered into with the Company’s other directors and executive officers described in the Company’s proxy statement for the 2018 Annual Meeting of Shareholders.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Ms. Gibson and any of the Company’s executive officers and any director, executive officer or person nominated to become a director or executive officer. Ms. Gibson was not selected pursuant to any arrangement or understanding between her and any person other than the Company. In addition, Ms. Gibson did not have a direct or indirect material interest in any transaction that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01	Exhibits

(d) Exhibits.

99	Press Release of the Company dated September 21, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM Inc.

By:	/s/ Christian Le Brun
	Name:	Christian Le Brun
	Title:	Executive Vice President, General Counsel and Secretary

Date: September 21, 2018

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